DISTRIBUTION PLAN

       WHEREAS, Reserve Private Equity Series (the "Trust") is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "Act"), and is authorized to issue shares of beneficial interest in separate series (the "Portfolios"), with each Portfolio representing interests in a separate portfolio of securities and other assets; and

       WHEREAS, the Trust and Reserve Management Company, Inc. ("RMCI") have entered into an Investment Management Contract ("Advisory Contract") pursuant to which RMCI will provide investment advisory and other management services to the Trust and the Portfolios; and

       WHEREAS, the Trust and Resrv Partners, Inc. ("Resrv") have entered into a Distribution Agreement pursuant to which Resrv will act as principal underwriter to the Trust.

       WHEREAS, The Board of Trustees of the Trust has determined to adopt this Distribution Plan (the "Plan") and has determined that there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders;

       NOW THEREFORE, the Trust hereby adopts the Plan on the following terms and conditions:

              1. The Trust, and each of its Portfolios, shall make payments to Resrv at a rate not to exceed 0.25% of each Portfolio's average daily net assets attributable to its Class R shares for marketing, advertising and distributing Class R shares of the Trust and the Portfolios, including the costs of printing and distributing prospectuses to prospective investors and the making of payments to broker-dealers for services rendered in the distribution of Class R shares of the Trust. The amounts paid to any broker-dealer or financial institution shall be at the discretion of Resrv.

              2. The Plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the Act) of the Trust.

              3. The Plan shall not take effect until it has been approved together with any related agreements, by votes of a majority of both (a) the Board of Trustees of the Trust, and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements. If the Plan is adopted by a Portfolio after any public offering of that Portfolio's securities, the Plan shall not take effect unless it has been


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                   approved by a vote of at least a majority of the  outstanding voting securities of the Portfolio.

              4. The Plan shall continue in effect so long as such continuance is specially approved at least annually in the manner provided for approval of the Plan in paragraph 3.

              5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall provide the Trust's Board of Trustees and the Board shall review, at least quarterly, a written report of the amounts so expended and the purpose for which such expenditures were made.

              6. Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated with respect to the Trust and each Portfolio at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority, of the outstanding voting securities of the Trust or Portfolio, on not more than sixty days written notice to any other party to the agreement; and
                   (b) that such agreement shall terminate automatically in the event of its assignment.

              7. The Plan may be terminated at any time, without payment of any penalty, with respect to the Trust and any Portfolio by vote of a majority of the Plan Trustees, or by vote of a majority of the outstanding voting securities of that Portfolio. The Plan may remain in effect with respect to a Portfolio even if it has been terminated in accordance with this paragraph with respect to one or more other Portfolios of the Trust.

              8. The Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to the Plan or to a related agreement that would increase materially the costs which the Trust or a Portfolio may bear pursuant to the Plan or the related agreement shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Trust or that Portfolio, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 3 hereof.

              9. While the Plan is in effect, the selection and nomination of trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Plan Trustees.

              10. The Trust shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of the Plan, the agreements or such report, as


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                   the case may be, the most current two years of which shall be in an easily accessible place.


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